Exhibit 99.1

Chaparral Steel Company Declares Regular Quarterly Dividend

Midlothian, Texas – April 11, 2007 – The Board of Directors of Chaparral Steel Company (NASDAQ: CHAP) today declared a regular quarterly dividend of $0.10 per common share, payable on May 15, 2007, to stockholders of record on May 1, 2007.

Chaparral Steel Company, headquartered in Midlothian, Texas, is the second largest producer of structural steel beams in North America. The Company is also a supplier of steel bar products. In addition, Chaparral is a leading North American recycling company. Additional information may be found at http://www.chapusa.com.

For further information contact Cary D. Baetz at 972-779-1032 or Terresa Van Horn at 972-779-1033.